UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET MOBILE, INC.
(Name of Registrant as Specified in its Charter)

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This document is being refiled solely for the purpose of correcting an error in the EDGAR file type. Previously it was incorrectly filed under form type DEFC14A (File No. 001-13810). It is now being filed under file type DEF14A.

SOCKET MOBILE, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2022

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Wednesday, June 15, 2022 at 10:30 a.m., local time, in a virtual meeting format. To obtain the meeting link, stockholders should send an email request to the Company’s Chief Financial Officer, Lynn Zhao at lynn@socketmobile.com. The request must include the control number from their proxy voting card. The purposes of the meeting are as follows:

(1)       To elect seven directors to serve until their respective successors are elected.

(2)       Advisory vote on executive compensation policies and practices as described in the annual meeting proxy (“Say on Pay”).

(3)       Proposal to amend the 2004 Equity Incentive Plan to extend its term for ten years to April 23, 2034;

(4)       To ratify the appointment of Sadler, Gibb & Associates, LLC as independent registered public accountants of the Company for the fiscal year ending December 31, 2022.

(5)       To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on April 22, 2022 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot.

Sincerely,

Kevin J. Mills

President and Chief Executive Officer

Newark, California

April 25, 2022

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE BY PHONE OR BY INTERNET WHERE AVAILABLE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2022 Annual Meeting of Stockholders to be held Wednesday, June 15, 2022 at 10:30 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting will be held in a virtual meeting format. To obtain the meeting passcode, stockholders need to send an email request to the Company’s Chief Financial Officer, Lynn Zhao at lynn@socketmobile.com. The request must include the control number from their proxy voting card.

Notice of the availability of these proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements, will be available on or about May 10, 2022 to all stockholders entitled to vote at the 2022 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The proxy materials are available at https://www.socketmobile.com/about-us/investor-relations/stockholder-meeting-information Stockholders may access the Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and Proxy Card at this site to read, download the documents, and/or request a copy by email. Printed copies may also be requested by email at proxymaterials@socketmobile.com or by telephone at 800-865-9384. Printed copies will be mailed within 3 business days of receipt of the request.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

Holders of record of our Common Stock at the close of business on April 22, 2022 (the "Record Date") are entitled to notice of and to vote at the 2022 Annual Meeting. At the Record Date, 7,273,051 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and is entitled to be voted at the meeting.

The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company’s Board of Directors and Kevin Mills, President, Chief Executive Officer. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the 2022 Annual Meeting and voting at the meeting. If voting in at the meeting, confirmation of revocation or non-submission of your proxy should be obtained prior to the meeting from the organization where the proxy was originally filed.

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VOTING AND SOLICITATION

Generally, each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2022 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

The presence at the 2022 Annual Meeting, by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD” or “ABSTAIN” on a subject matter are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter. Broker non-votes will also be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

Proposal One.  Election of Directors. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director. If a quorum is present at the meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Votes withheld from any nominee and broker non-votes are, however, counted for purposes of determining the presence or absence of a quorum.

Proposal Two. Executive Compensation Policies and Practices (“Say on Pay”). Approval of the executive compensation policies and practices of the Company as described in this Proxy Statement requires the affirmative vote of a majority of the shares present by proxy at the meeting and entitled to vote thereon. The vote is a non-binding advisory vote to be considered by management and the Board of Directors. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

Proposal Three. To approve the extension of the Company’s 2004 Equity Incentive Plan as amended on April 29, 2010, and April 23, 2014, beyond its current expiration date of April 23, 2024, to April 23, 2034. Requires the affirmative vote of a majority of the Votes Cast on the matter at the 2022 Annual Meeting.

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Proposal Four. Auditor Ratification. Approval of the ratification of the appointment of Sadler, Gibb & Associates, LLC, as the Company's independent registered public accountants for the fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the shares present by proxy at the meeting and entitled to vote thereon. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

The Company currently intends to hold its 2023 Annual Meeting of Stockholders in May 2023 and to provide proxy statements relating to such meetings in April 2023. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2023 Annual Meeting must be received by the Company no later than November 15, 2022, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, a notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) representations that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, as applicable, that such stockholder intends to appear by proxy at the meeting to nominate the person or persons specified in the notice or propose such business; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

If a stockholder intends to submit a proposal at the 2023 Annual Meeting but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 24, 2023, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2023 Annual Meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2022 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2022 Annual Meeting.

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PROPOSAL ONE

ELECTION OF DIRECTORS

The proxy holders will vote to elect as directors the seven nominees named below unless a proxy card is marked otherwise. The nominees consist of seven current directors. If a person other than a management nominee is nominated at the 2022 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

All seven directors will be elected for one-year terms expiring at the 2023 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation, or removal. The following table sets forth information concerning the nominees for director. Information on committee assignments reflects current assignments to be reviewed at the first meeting of the Board following the election. Information on age is as of the record date of April 22, 2022.

Name of Nominee (4)	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	80	Chairman of the Board	1992
Kevin J. Mills	61	President, Chief Executive Officer, and Management Director	2000
David W. Dunlap	79	Independent Director	2014
Brenton Earl MacDonald (1)(2)	56	Independent Director	2016
Bill Parnell (1)(2)(3)	66	Independent Director	2017
Ivan Lazarev (2)(3)	63	Independent Director	2019
Lynn Zhao	53	VP Finance & Administration, CFO, Secretary, and Management Director	2019

(1) Member of the Audit Committee.

(2) Member of the Nominating Committee.

(3) Member of the Compensation Committee.

(4) Committee assignments will be made at the first meeting of the Board following the election.

Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

Kevin J. Mills was appointed the Company's President, Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

David W. Dunlap has been a director of the Company since May 2014. He had previously served as the Company's Vice President of Finance and Administration, Secretary, and Chief Financial Officer from February 1995 to May 2019. Prior to joining the Company, Mr. Dunlap served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies. He is a certified public accountant (inactive) and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

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Brenton Earl MacDonald has been a director of the Company since June 2016. In February 2018, he joined Rising Tide, a private equity fund, as a partner. Mr. MacDonald served for over eleven years, through February 2018, with Hewlett Packard Enterprise and HP Inc. in an array of strategic planning and business management positions that focused on business growth. His most recent assignment was to lead the Internet of Things (IoT) marketing efforts for Hewlett Packard Enterprise (HPE) CMS division. Prior to Hewlett Packard, Mr. MacDonald spent six years in private equity financing at Newbury Ventures where his focus was on early-stage global communication and IT companies throughout the world, and from 1997 to 2000 he worked for Alcatel-Lucent as a senior business analyst. Mr. MacDonald is a graduate of the London School of Economics (MSc) and Carleton University (MA).

Bill Parnell has been a director of the Company since June 2017. Mr. Parnell was President and CEO of Datalogic ADC from January 2012 thru July 2015 and President and CEO of its predecessors: 1) Datalogic Scanning from March 2006 through December 2011 (initially known as PSC, Inc. and later including the related operations of Datalogic) and 2) Datalogic Mobile from January 2011 thru December 2011. Datalogic is a supplier of Automatic Data Capture and Industrial Automation products for the retail, manufacturing, transportation and logistics, and healthcare industries. Mr. Parnell holds an MBA from the University of Washington and a Bachelor of Science Degree in Physics from Utah State University.

Ivan Lazarev has served as an independent director since October 2019. Mr. Lazarev is the owner of GCC, LLC, an investment and technology consulting company. Prior to GCC, Mr. Lazarev was the Group Head of Experiential Solutions at Aventri and he led Aventri’s global strategy around onsite services and technology while managing the team members who worked on onsite services for client events from late 2018 through 2020. Mr. Lazarev co-founded ITN International in 1999 and served as its chief executive officer from 1999 through 2018 when ITN International was acquired by Aventri. ITN International introduced the first web and contactless NFC smart card registration and information management system - the BCARD System. Prior to ITN International, Mr. Lazarev served as Vice President of eExpo for 5 years, where he was instrumental in the company's decision to invest in internet technology, earning eExpo the reputation as a technological leader in the U.S. event industry. Mr. Lazarev holds a master’s degree in Mechanical Engineering from Arts & Métiers in Paris, France and an MBA in International Business from the University of South Carolina.

Lynn Zhao has served as a managing director since May 2019. She had previously served as the Company’s Controller since January 2015 and was appointed Vice President and Controller in September 2017. She has served as a member of the Company’s Executive Leadership team since her appointment as VP and Controller. Ms. Zhao previously served as general accounting manager from December 2000 through January 2015. Ms. Zhao holds an MBA degree from San Jose State University and a Bachelor of Science degree in Chemistry from Xiamen University in China.

BOARD MEETINGS AND COMMITTEES

The Board of Directors has determined that all of the nominees, except Mr. Mills and Ms. Zhao, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee, and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

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The Board of Directors held a total of four meetings through video conferencing during fiscal 2021. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2021. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he/she served.

The Audit Committee consists of Messrs. Bass (Chairman), Parnell, and MacDonald. The members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

The Audit Committee met with management and the independent accountants four times through video conferencing during the year ended December 31, 2021, to review quarterly and annual financial information and to discuss the results of quarterly review and annual audit procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. The Audit Committee also oversees management’s assessment and management of risks. Management and the independent accountants participated in all meetings of the Audit Committee. Portions of each Audit Committee meeting were held between the Audit Committee members and the independent accountants without the presence of management. The Committee reviewed the financial statements and the annual audit results, including the independent accountants’ assessment of the Company’s internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Auditing Standard AS1301, Communications with Audit Committees. The meetings also included a discussion and review of auditor independence, the pre-approval of the independent accountants’ fees for 2021, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2021. The report of the Audit Committee for the year ended December 31, 2021, is included in this Proxy Statement. The Audit Committee Charter is available on the Company’s website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance.

The Nominating Committee Chairman is Dr. Bass who works with the other independent directors as a committee of the whole to consider and recommend nominations for the Board of Directors and facilitate the self-assessment of Board performance by the independent directors. The independent directors discussed nominations at the first regular board meeting of the year and Dr. Bass followed up with each candidate. The role of the Nominating Committee is to determine that all nominated directors are willing and able to serve as a director for the ensuing year and recommend their nomination. In addition, the independent directors met three times in 2021 and once in January 2022 to date following their regular board meetings to consider matters relating to board governance, oversight and effectiveness. By 2023, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 15, 2022, in order to be considered for inclusion in next year’s proxy statement. The Nominating Committee Charter is available on the Corporate Governance section of the Company’s website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance.

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The Compensation Committee chairman is Mr. Parnell. The Committee held seven meetings during the fiscal year 2021. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company, approving stock option and other incentive award grants, approving the Company's incentive compensation and benefit plans, and providing oversight of all matters affecting compensation including overseeing management’s assessment and management of compensation-related risks. The report of the Compensation Committee for the fiscal year 2021 is included in this Proxy Statement. The Compensation Committee Charter is available on the Corporate Governance section of the Company's website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance.

COMPENSATION OF DIRECTORS

Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company receive $8,000 per regular meeting of the Board of Directors that they attend. Outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Committee chairpersons receive an additional $2,000 per regular meeting to recognize the additional responsibilities and workload for the committee leadership positions. Grants of options to directors are made annually as compensation for Board service, committee service, and committee and Board leadership positions, generally at the time of the annual election of the Board of Directors. Additional grants may be awarded in recognition of services beyond normal board duties. See “Director Compensation” for information regarding stock option grants awarded in 2021.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

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PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION POLICIES AND PRACTICES

(“SAY-ON-PAY”)

Each year our stockholders have the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. As described in “Compensation Discussion and Analysis” and elsewhere in this proxy statement, we seek to closely align the interests of our executive officers with the interests of our stockholders and to attract, motivate and retain our named executive officers who are critical to our success. Our Compensation Committee regularly reviews named executive officer compensation to ensure such compensation is consistent with our goals.

The base salaries paid to our named executive officers are compared to other similar smaller technology public companies set forth in a regional compensation survey. Base salaries for executives are generally targeted between the median and 75th percentile of compensation levels for equivalent positions in smaller public technology companies operating in the Company’s geographic region but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience, and performance.

Variable performance-based incentive awards for our named executive officers are intended to motivate and reward executives to meet or exceed financial performance goals of revenue attainment and operating profitability measured both quarterly and annually based on actual financial results for revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a common measure of operating performance, compared to financial targets set at the beginning of each year.

Long-term incentive awards for our named executive officers consist of stock options that are granted at the fair market value on the date of grant, and/or restricted stocks. Granted shares vest over a period of time, typically 4 years, through the stockholder-approved 2004 Equity Incentive Plan. The goal is to align the financial interests of the named executive officers with those of stockholders by providing significant incentives to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by the individual at the time of the new grant, and the size of the available stock award pool.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers, who are collectively referred to as our “named executive officers,” which is disclosed elsewhere in this proxy statement. The vote is advisory, which means that it is not binding on the Board of Directors, the Compensation Committee or the Company in any way. However, the Compensation Committee will review the outcome of the vote and take it into consideration when considering future executive compensation policies and decisions.

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We ask our stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:

RESOLVED, that the stockholders of Socket Mobile, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2022, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Approval of the executive compensation policies and practices of the Company as described in this Proxy Statement requires the affirmative vote of a majority of the shares present by proxy at the meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE FOREGOING RESOLUTION.

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PROPOSAL THREE

EXTENSION OF THE 2004 EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan (“2004 Plan”) was approved by the Board on April 23, 2004 and by the stockholders on June 16, 2004 and June 5, 2013. The 2004 Plan replaced earlier plans approved by the stockholders in 1993 and 1995 and by the Board of Directors in 1999. Commencing with stockholder approval of the 2004 Plan, stock option grants have been granted to executives, employees and consultants by the Compensation Committee of the Board of Directors and to Directors by the full Board of Directors as the long-term equity based compensation portion of the Company’s compensation program as described under “Compensation Discussion and Analysis”.

The 2004 Plan is scheduled to terminate on April 23, 2024. The Board of Directors believes that the future success of Socket Mobile, Inc. depends in large part upon the ability of the Company to attract, retain and motivate key employees and that the granting of stock options or other equity-based awards allowed by the 2004 Plan serves as an important factor in accomplishing this objective. The Board believes that extending the term of the 2004 Plan by ten years, to April 23, 2034, is the most effective way to retain the long-term equity based compensation portion of the Company’s compensation program.

SUMMARY OF THE 2004 PLAN

The following paragraphs provide a summary of the principal features of the 2004 Plan and its operation. The following summary is qualified in its entirety by reference to the 2004 Plan as set forth in Appendix A.

The 2004 Plan provides for the grant of the following types of incentive awards: (i) stock options; (ii) restricted stock; (iii) stock appreciation rights; and (iv) performance units and performance shares, which are each referred to individually as an Award. Those who will be eligible for Awards under the 2004 Plan include employees, directors, and consultants who provide services to the Company, including any parent or subsidiary companies.

Number of Shares of Common Stock Available under the 2004 Plan.

Following approval by the stockholders of the 2004 Plan in June 2004, any shares of the Common Stock which had been reserved but not issued or subject to outstanding options under the 1995 Stock Plan as of the date of that approval and any shares of Common Stock that would otherwise return to the 1995 Stock Plan thereafter as a result of the termination of options or repurchase of shares of Common Stock issued there under were reserved for issuance under the 2004 Plan. In addition, shares of Common Stock are added to the 2004 Plan annually on the first day of the Company's fiscal year beginning in 2015, equal to the least of: (i) 400,000 shares, (ii) four percent of the Company's outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors.

If the Board of Directors declares a stock dividend or there is a reorganization or other change in the Company's capital structure, including a merger or change in control, the Committee (as defined below) will have the discretion to adjust the number of shares (i) available for issuance under the 2004 Plan, (ii) subject to outstanding Awards; and (iii) specified in the per-person limits on Awards, as appropriate to reflect the change.

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Administration of the 2004 Plan.

The Compensation Committee of the Board of Directors (the "Committee") administers the 2004 Plan. To make grants to certain of the Company's officers and key employees, the members of the Committee must qualify as "non-employee directors" under Rule 16b-3 of the Exchange Act, and as "outside directors" under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the 2004 Plan). Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2004 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under 2004 Plan to one or more directors and/or officers of the Company, but only the Committee itself can make Awards to participants who are executive officers of the Company.

Options.

The Committee is able to grant nonqualified stock options and incentive stock options under the 2004 Plan. The Committee will determine the number of shares subject to each option, but no participant will be able to be granted options covering more than 750,000 shares during any of the Company's fiscal years, except that a participant may be granted an option covering up to an additional 1,250,000 shares in connection with his or her initial service with the Company. The Committee will determine the exercise price of options granted under the 2004 Plan, but with respect to nonstatutory stock options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options (other than those incentive stock options granted as substitute awards in connection with our acquisition of another company), the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10 percent of the total voting power of all classes of the Company's outstanding stock must be at least 110 percent of the fair market value of the Common Stock on the date of grant.

The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10 percent of the voting power of all classes of the Company's outstanding capital stock, the term may not exceed five years. The Committee determines the term of nonstatutory options, but such options will generally terminate 10 years from the date of grant, unless an earlier date is set forth in the option agreement.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the option agreement. If no such period of time is stated in a participant's option agreement, a participant will generally be able to exercise his or her option (i) for three months following his or her termination for reasons other than death or disability, (ii) for one year following his or her termination due to death or disability, and (iii) through the expiration date of each grant if a participant with ten years or more of continuous service. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The Committee is able to grant stock appreciation rights. No stock appreciation rights have been granted to date. A stock appreciation right is the right to receive the appreciation in fair market value of the Company's Common Stock between the exercise date and the date of grant. The Company may pay the appreciation in either cash or shares of Common Stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2004 Plan. No participant will be granted stock appreciation rights covering more than 750,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 1,250,000 shares in connection with his or her initial service with the Company.

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After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the appreciation right agreement. If no such period of time is stated in a participant's appreciation right agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

The Committee is able to grant restricted stock awards. No restricted stock awards have been granted to date. Awards of restricted stock are rights to acquire or purchase shares of Common Stock. Restricted stock vests in accordance with the terms and conditions established by the Committee in its sole discretion. For example, the Committee may set restrictions based on the achievement of specific performance goals. Awards of restricted stock may be issued either alone, in addition to, or in tandem with other Awards granted under the 2004 Plan and/or cash awards made outside of the 2004 Plan. The Award agreement will generally grant the Company a right to repurchase or reacquire the unvested shares upon the termination of the participant's service with the Company for any reason (including death or disability). The Committee will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 250,000 shares of Common Stock during any fiscal year, except that a participant may be granted up to an additional 500,000 shares of restricted stock in connection with his or her initial employment with the Company.

Performance Units and Performance Shares.

The Committee is able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Committee establishes are achieved or the Awards otherwise vest. No performance units or performance shares have been granted to date. The Committee may establish organizational, individual performance goals or other vesting criteria at its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. No participant will receive performance units with an initial value greater than $1,000,000 and no participant will receive more than 250,000 performance shares during any fiscal year, except that a participant may be granted performance shares covering up to an additional 500,000 shares in connection with his or her initial service with the Company. Performance units will have an initial dollar value established by the Committee prior to the grant date. Performance shares will have an initial value equal to the fair market value of a share of the Common Stock on the date of grant.

Performance Goals.

As determined by the Committee, the performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash position, (ii) earnings per share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) return on assets, (vii) return on equity, (viii) return on sales, (ix) revenue, and (x) total stockholder return. The performance goals may differ from participant to participant and from Award to Award and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Transferability of Awards.

The 2004 Plan generally will not allow for the transfer of Awards, and all rights with respect to an Award granted to a participant generally will be available during a participant's lifetime only to the participant.

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Change of Control.

In the event of a change of control of the Company, each outstanding Award will be assumed or substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If there is no assumption or substitution of outstanding Awards, the Committee will provide notice to each participant that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the Award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. In such an event, the Committee shall notify the participant that the Award is fully exercisable for 15 days from the date of such notice. The Award will terminate upon expiration of the notice period.

Amendment and Termination of the 2004 Plan.

The Committee will have the authority to amend, suspend or terminate the 2004 Plan, except that stockholder approval will be required for any amendment to the 2004 Plan to the extent required by any applicable law, regulation, or stock exchange rule. Any amendment, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The 2004 Plan will terminate in April 2014, unless the Board of Directors terminates it earlier or if the stockholders approve the requested extension.

RESOLUTION:

“Resolved, that Section 16 of the 2004 Plan “Term of Plan” be increased from twenty (20) years to thirty (30) years which will extend the termination date of the 2004 Plan from April 23, 2024, to April 23, 2034.”

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Approval of the foregoing resolution will extend the termination date of the 2004 Plan from April 23, 2024, to April 23, 2034 and requires the affirmative vote of a majority of the Votes Cast on the matter at the 2022 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RESOLUTION TO EXTEND THE TERMINATION DATE OF THE 2004 EQUITY INCENTIVE PLAN BY TEN (10) YEARS TO APRIL 23, 2034.

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PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Sadler, Gibb & Associates, LLC, independent registered public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2022 and recommends that stockholders vote for ratification of such appointment.

Sadler, Gibb & Associates, LLC performed the audit of the financial statements of the Company for the fiscal years ended December 31, 2021, and for the eight previous years. Representatives of Sadler, Gibb & Associates, LLC are expected to be available at the 2022 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS DURING FISCAL YEARS 2021 AND 2020

Audit Fees:

Audit fees billed to the Company by Sadler, Gibb & Associates, LLC for their audit of the Company’s both 2021 and 2020 fiscal year financial statements totaled $80,000. Quarterly reviews of the Company's quarterly financial statements were $22,000 for fiscal 2021 and $28,000 for fiscal 2020. The Company was a non-accelerated filer for fiscal years 2021 and 2020, and an audit of the Company's internal controls at December 31, 2021 and 2020 was not required.

Audit-Related Fees:

Audit-related fees billed to the Company by Sadler Gibb & Associates, LLC during the Company’s 2021 and 2020 fiscal years were $7,607 and $12,438.

Tax Fees:

Fees billed to the Company by Sadler, Gibb & Associates, LLC for tax services during the Company’s 2021 and 2020 fiscal years were $6,300 and $6,150, respectively. Tax fees are for the preparation of the annual Federal and State tax returns for the previous year.

All Other Fees:

There were no other fees billed to the Company during the Company's 2021 and 2020 fiscal years.

Approval Procedures:

The Audit Committee's policy is to pre-approve all audits and other permissible services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All services performed by the independent accountants in fiscal 2021 and 2020 were preapproved by the Audit Committee. The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining the independence of the Audit Firm and determined that it is.

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VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Ratification of the appointment of Sadler, Gibb & Associates, LLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the shares present by proxy at the meeting and entitled to vote thereon to be approved.

Stockholder ratification of the appointment of Sadler, Gibb & Associates, LLC as the Company's independent registered public accountants is not required by the Company's bylaws or other applicable legal requirements. However, the Audit Committee is submitting the appointment of Sadler, Gibb & Associates, LLC to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF SADLER, GIBB & ASSOCIATES, LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable as of the Annual Meeting Date of June 15, 2022, and on an as-converted basis convertible notes convertible as of the Annual Meeting Date of June 15, 2022, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
Directors and Executive Officers
Charlie Bass (3)	2,014,599	24.69%
Kevin J. Mills (4)	483,433	6.36%
Lynn Zhao (5)	160,319	2.18%
Leonard L. Ott (6)	136,538	1.86%
David W. Dunlap (7)	89,785	1.22%
Brenton Earl MacDonald (8)	38,792	*
David A. Holmes (9)	34,867	*
Bill Parnell (8)	34,333	*
Ivan Lazarev (10)	16,334	*

All Directors and Executive Officers as a group (9 persons) (11)	3,009,000	34.06%

*Less than 1%

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.
(2)	Percentage ownership is based on 7,273,051 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date of April 22, 2022, and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Annual Meeting Date of June 15, 2022.

(3) Includes 200,917 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022 and 684,931 shares of Common Stock subject to convertible notes that can be converted at the noteholder's discretion.

(4)	Includes 211,985 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022 and 119,863 shares of Common Stock subject to convertible notes that can be converted at the noteholder's discretion.

(5) Includes 73,456 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022 and 17,123 shares of Common Stock subject to convertible notes that can be converted at the noteholder's discretion.

(6)	Includes 71,622 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022.
(7)	Includes 81,239 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022.

(8) Consists of shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022.

(9) Includes 16,667 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022.

(10) Includes 10,792 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022.

(11) Includes 739,803 shares of Common Stock subject to options exercisable as of the Annual Meeting Date of June 15, 2022 and 821,917 shares of Common Stock subject to convertible notes that can be converted at the noteholder's discretion.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on a review of this information, the Company believes that during fiscal 2021 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT

The named executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	61	President and Chief Executive Officer and Director

Lynn Zhao	53	Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director
Leonard L. Ott	63	Executive Vice President of Engineering and CTO
David A. Holmes	47	Chief Business Officer

For information regarding Kevin J. Mills and Lynn Zhao, please see "Proposal One - Election of Directors" above.

Leonard L. Ott was promoted in January 2019 to Executive Vice President and Chief Technical Officer including technical marketing. He served as the Company's Vice President and Chief Technical Officer since October 2000 and Vice President of Engineering and Chief Technical Officer from October 2013 to January 2019. Mr. Ott worked as an engineering consultant to the Company from November 1993 to March 1994 and joined the Company in March 1994, serving in increasingly responsible engineering positions. Mr. Ott holds a B.A. degree in Computer Science from the University of California at Berkeley.

David A. Holmes was hired in May 2021 as Chief Business Officer. Mr. Holmes has over 20 years of professional experience in the Near-Field Communications (NFC) and mobile payments industry. He has worked with NXP and Identive, and his more recent experience was with UL’s Cybersecurity division, where he was responsible for their Global Strategic Accounts. Mr. Holmes holds an MBA from Portland State University and a BS in Industrial Engineering from the University of Nebraska.

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DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The following tables set forth the annual compensation paid to or accrued by the Company on behalf of the outside directors of the Company for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)(8)	Total ($)
Charlie Bass (3)	$28,000	$50,000 (3)	$78,000
Bill Parnell (4)	$28,000	$40,000 (4)	$68,000
Brenton MacDonald (5)	$26,000	$35,000 (5)	$61,000
David W. Dunlap (6)	$26,000	$25,000 (6)	$51,000
Ivan Lazarev (7)	$26,000	$35,000 (7)	$61,000

(1)	Directors are paid a fee for preparation and attendance at four regularly scheduled board meetings at the rate of $6,000 per meeting attended for the 4 regularly scheduled board meetings in January, April, and July 2021. Starting October 2021, the rate per meeting was increased to $8,000 per director and $10,000 for committee chairpersons. All directors attended all regular board meetings.
(2)	Amounts shown are not intended to reflect the value actually received by the directors. Instead, the amounts shown are the total fair value of option awards granted in fiscal 2021 for financial statement reporting purposes of $5.00 per share, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R). These values are amortized as equity compensation expenses over the 2-year vesting period of the grants.
(3)	Mr. Bass was granted an option to purchase 10,000 shares on May 13, 2021, with a grant date fair value of $50,000.
(4)	Mr. Parnell was granted an option to purchase 8,000 shares on May 13, 2021, with a grant date fair value of $40,000.
(5)	Mr. MacDonald was granted an option to purchase 7,000 shares on May 13, 2021, with a grant fair value of $35,000.
(6)	Mr. Dunlap was granted an option to purchase 5,000 shares on May 13, 2021, with a grant fair value of $25,000.
(7)	Mr. Lazarev was granted an option to purchase 7,000 shares on May 13, 2021, with a grant fair value of $35,000.
(8)	Aggregate number of option awards outstanding on December 31, 2021 were as follows: Charlie Bass, 205,500; Bill Parnell, 38,000; Brenton MacDonald, 42,000; David W. Dunlap, 104,500; Ivan Lazarev, 19,542.

The outside directors are entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors for Board and Committee service are made annually, commencing at the start of the Board term. The grants made during 2021 were determined as follows: each Director was awarded an option to purchase 5,000 shares for participation in Board meetings. The director serves as the Board chairperson received an option to purchase an additional 2,000 shares. Directors serving as chairpersons of the Audit and Compensation Committees each received an option to purchase an additional 1,000 shares. Members serving on the Audit Committee and on the Compensation Committee each received an option to purchase an additional 2,000 shares. As a result, in 2021, four outside directors as a group were granted options to purchase an aggregate of 37,000 shares on May 13, 2021. The options vest monthly over a two-year period of board service. Options had an exercise price of $5.00 per share which was the closing market price of the Common Stock on the date of grant. See also Proposal One – Compensation of Directors.

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. Short-term executive compensation consists of base salary and variable incentive salary awards that are performance based. Long-term executive compensation consists of stock option and restricted stock grants that vest over time and gain in value as common stock values increase. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract, retain, motivate and reward key people based on a pay-for-performance approach, targeted between median and 75th percentile for equivalent positions in similar-sized companies in similar fields of business when target performance objectives are achieved, and potentially resulting in superior pay when superior performance objectives are achieved. Within this framework, actual compensation can vary depending on each executive officer’s position, responsibilities and overall experience. Overall, the Company strives to provide a total compensation package that is fair, reasonable, and competitive with prevailing practices in the Company's industry.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company's compensation policies, plans, and programs are intended to achieve the following objectives:

•	attract, retain, motivate and reward talented executive officers and employees;
•	provide executive officers with performance-based cash bonus opportunities linked to achievement of financial objectives of revenue attainment and operating profitability; and
•	align the financial interests of executive officers, directors and employees with those of stockholders by providing each through the stock option program with an equity stake in the Company.

The Company's approach to executive compensation is to set base compensation levels between median and the 75th percentile for similar positions in similar-sized companies, reflecting the experience and performance of each individual compared to similar positions in smaller technology-based companies. Compensation may be set to higher or lower levels to recognize a particular employee's role, responsibilities, skills, experience and performance. Variable compensation targets are tied to financial performance so as to motivate and reward the positive performance of executive officers in driving the Company to achieve key financial objectives including revenue attainment and profitability leading to increases in stockholder value. Long-term equity incentives are offered through its stock option program with annual grants to all executives commensurate with each executive’s level of responsibility, experience and performance, while maintaining acceptable levels of dilution.

ELEMENTS OF EXECUTIVE COMPENSATION

The three major components of compensation for the Company's executive officers are:

(i)	base salaries;
(ii)	variable performance-based cash incentive awards; and
(iii)	long-term, equity-based incentive awards.

The base salaries and variable performance-based incentive award components of the Company's compensation program are compared to other similar technology public companies as set forth in a regional compensation survey. The compensation survey is used to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on smaller companies in the electronics industry and provides information on base salary and variable incentive awards based on the size of companies operating within the Company’s geographic region. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area including Silicon Valley, which has many electronics firms that compete for talent and offer a variety of employment alternatives.

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Base Salaries. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Base salaries for executives are generally targeted between median compensation levels and the 75th percentile for similar public technology companies but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience and performance.

The Compensation Committee determines both the amount and timing of base salary increases for executive officers. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in a national survey for executive positions in similarly sized companies, and the individual performance of each executive.

Variable Performance-Based Incentive Awards

Variable salaries for the named executive officers are entirely performance-based. Variable incentive compensation targets are set each year for each named executive officer. Target awards are allocated 15% to each quarter and 40% to an annual measurement, split equally between revenue attainment and attainment of EBITDA profits compared to an annual financial plan approved by the Board of Directors at the beginning of the year. Awards may only be paid from a portion of EBITDA profits earned in the measurement period. Actual variable compensation payments as a percentage of variable compensation targets for the past three years are shown in the following table for the Named Executive Officers.

Variable Performance-Based Incentive Awards as a percentage of Incentive targets:

Named Executive Officer	Position(s)	2021	2020	2019
Kevin J. Mills (1)	President and Chief Executive Officer and Director	114.8%	6.3%	50.0%
Lynn Zhao (2)	Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director	114.8%	6.3%	48.8%
Leonard L. Ott (3)	Vice President of Engineering and Chief Technical Officer	114.8%	6.3%	47.6%
David A. Holmes (4)	Chief Business Officer	99.2%	—	—

(1)	Variable financial incentive compensation target for Mr. Mills was set at $120,000 for 2021, 2020, and 2019.
(2)	Variable financial incentive compensation target for Ms. Zhao was set at $48,000 for 2021, 2020, and 2019.
(3)	Variable financial incentive compensation target for Mr. Ott was set at $55,000 for 2021, 2020, and 2019.
(4)	Variable financial incentive compensation target for Mr. Holmes was set at $40,000, as the prorated amount of $60,000 for 2021 since the start of his employment in May 2021.

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Long-Term Equity-Based Incentive Awards

Long-Term Equity-Based Incentive Awards are provided through the stockholder-approved 2004 Equity Incentive Plan, as amended. Although the Equity Incentive Plan provides for a variety of equity incentive awards, to date through 2021 the Compensation Committee has awarded stock options and restricted stock grants from the Equity Incentive Plan. The goal of the Company's long-term, equity-based incentive awards is to align the financial interests of the executive officers and employees of the Company with those of stockholders and to provide each executive officer and employee with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers and employees to remain employed with the Company. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options and restricted stocks held by the individual at the time of the new grant, and the size of the available stock award pool to arrive at a level that the Committee considers appropriate to create a meaningful opportunity for equity participation by the individual.

As of December 31, 2021, there were 208,681 shares available for grant under the 2004 Equity Incentive Plan. In addition, the 2004 Equity Incentive Plan provides for an automatic increase each January 1st equal to the lesser of (a) 400,000 shares, (b) 4% of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. The increase in shares available for grants on January 1, 2022 was 287,355 shares. Options and restricted stocks are granted to executive officers, employees and consultants at the discretion of the Compensation Committee. The Board of Directors itself, in consultation with management, grants options annually to directors for service on the Board of Directors.

The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are typically made on the first trading day of the month following the date of hire. Refresher grants are made annually, typically during the first quarter of the year. Stock option grants typically vest monthly over 48 months, contingent upon continued employment with the Company. All stock options expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer-term than four years, may be awarded at the discretion of the Compensation Committee. Restricted stocks typically vest on the schedule of 15% after year one, 20% after year two, 25% after year three, and 40% after year four, subject to continued employment with the Company. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company’s Common Stock appreciates during the option term. Restricted stocks provide the entire value of each granted share.

The Compensation Committee believes that stock options and restricted stock grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives and employees have been employed by the Company for more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with the potential for substantial cumulative compensation if stock prices increase, thus aligning their interests with those of stockholders. The Company believes stock options and restricted stocks are effective long-term incentives because of the expectations of the management team and employees that the Company’s products and the markets they address provide opportunities for growth that may result in share price appreciation.

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Other Compensation

Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

EQUITY INCENTIVE GRANT POLICIES

General option and restricted stock grant practices. All stock option and restricted stock grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All grants are priced at the closing market price of the Company’s Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. In 2021, the Compensation Committee met seven times, and stock option and restricted stock grants were awarded at those meetings.

Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company typically on the first trading day of the month following the individual’s commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee’s employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial stock option grants generally vest 25% on the one-year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. In 2021 options to purchase an aggregate of 100,000 shares were awarded to one new employee representing 55 percent of options granted during the year.

Initial restricted stock grants. The Compensation Committee awards initial restricted stocks to new employees of the Company typically on the first trading day of the month following the individual’s commencement of the employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee’s employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial restricted stock grants generally vest on the schedule of 15% after year 1, 20% after year 2, 25% after year 3, and 40% after year 4, subject to continued employment with the Company. In 2021, 39,662 restricted stocks were awarded to 11 new employees representing 13 percent of restricted stocks granted during the year.

Refresher employee stock option grants. The Compensation Committee awards refresher stock option grants annually and supplemental grants based on the recommendations of management reflecting the responsibilities and performance of each employee and the employee’s contributions to meet the Company’s goals and objectives. There were no annual refresher options granted to employees in 2021.

Refresher employee and consultant restricted stock grants. The Compensation Committee awards refresher restricted stock grants annually and supplemental grants based on the recommendations of management reflecting the responsibilities and performance of each employee and consultant, and their contributions to meet the Company’s goals and objectives. In 2021, the Compensation Committee awarded annual refresher restricted stocks of 272,450 shares to 44 employees and consultants, representing 87 percent of restricted stocks granted during the year.

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Director stock option grants. A portion of the compensation of the Company’s outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors following the annual election of directors and vest monthly over the ensuing 2 years of service. Options are awarded equally to all directors for Board service. Additional options are awarded for Board and committee leadership positions and Committee service, as discussed under “Director Compensation”. In 2021, the Company granted options to purchase an aggregate of 37,000 shares to the 5 outside directors of the Company, representing 20 percent of options granted during the year.

ACCOUNTING AND TAX IMPLICATIONS

Accounting for Stock-Based Compensation. On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123(R)) for the fiscal years ended December 31, 2006 and beyond. Under ASC Topic 718, the Company uses a binomial lattice valuation model to estimate the fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company’s stock option grants. The Company adopted the modified prospective recognition method and implemented the provisions of ASC Topic 718 (formerly under FASB Statement 123(R)) beginning with the first quarter of 2006. The restricted stock grants are valued at the closing market price on the date of the grant.

Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Although the 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as “performance-based compensation” under Section 162(m) of the Internal Revenue Code as it was in effect during fiscal 2021, the Company has not adopted a policy that all compensation must be deductible.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Company’s Chief Executive Officer Kevin Mills is compensated under the same compensation structure applied to all of the Executive Officers of the Company as described under Elements of Executive Compensation, specifically base salary, variable performance-based compensation, and long-term equity incentive awards in the form of stock option grants.

Base Salary: Mr. Mills’ annual base salary in 2021 was $277,500. The base salary was set at median levels for CEO’s of similar-sized companies based on national compensation salary survey data.

Variable Compensation. Mr. Mills’ variable salary target of $120,000 is set above the median levels for CEO’s of similar-sized companies based on national compensation salary survey data. All variable compensation awards are performance-based. During 2021, 100 percent of the variable compensation for Mr. Mills was calculated in the same manner as for the other Named Executive Officers, with 50 percent of his variable salary target based on revenue attainment and 50 percent of his variable salary target based on attainment of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a traditional non-GAAP measure of operating profitability, both measured in comparison to the annual financial plan of the Company approved at the beginning of each year by the Board of Directors. In 2021, target compensation was allocated the same as the other Executive Officers, with 15 percent based on each of four quarterly results (total of 60%) and 40% based on annual results. Payments under the Management Incentive Variable Compensation Plan are further limited by minimum performance thresholds, and payments to all executives under this plan may not exceed 50 percent of EBITDA profits for the measurement period. See Performance Based Variable Incentive Awards under Elements of Executive Compensation for attainment percentages earned by Mr. Mills over the past three years compared to the other Named Executive Officers of the Company.

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Long-term equity incentive awards. Mr. Mills received an annual employee refresher restricted stock grant of 25,000 shares vesting on the schedule of 15% after year 1, 20% after year 2, 25% after year 3, and 40% after year 4, subject to continued employment with the Company.

Benefits. Mr. Mills participates in the same benefit programs as all of the employees of the Company. The CEO’s employment is subject to an employment contract which provides for six months of continuation of base salary and medical benefits in the event of involuntary termination of services other than for cause, and payment of his variable salary entitlements had he remained employed during this period in the event of a change in control or involuntary termination. The CEO receives no perquisites.

Summary Compensation Table

For the Fiscal Year Ended December 31, 2021

The following table provides fiscal 2021 compensation information and comparable information for the two preceding fiscal years for all executive officers of the Company who were the most highly compensated in the fiscal year 2021 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills (4) President and Chief Executive Officer and Director	2021 2020 2019	$277,500 235,875 277,500	$64,500 94,184 37,600	$137,772 7,624 60,055	$479,772 337,683 375,155
Lynn Zhao (5) Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director	2021 2020 2019	$200,000 140,000 160,000	$46,440 57,879 16,920	$55,110 3,050 23,407	$301,550 200,929 200,327

Leonard L. Ott (6) Vice President of Engineering and Chief Technical Officer	2021 2020 2019	$204,000 183,600 204,000	$46,440 54,749 18,800	$63,146 3,494 26,193	$313,586 241,843 248,993

David A. Holmes (7) Chief Business Officer	2021 2020 2019	$137,500 — —	$443,440 — —	$39,691 — —	$620,631 — —

(1)	Represents base salary as described under Compensation Summary and Analysis — Elements of Executive Compensation.
(2)	Represents Long-Term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation. The amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the total grant date valuations of stock option and restricted stock grants awarded during the year as determined pursuant to ASC Topic 718. The valuations are expensed for financial reporting purposes over the vesting period of the grant.
(3)	Represents Variable Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation.
(4)	Mr. Mills’ base salary was increased on April 1, 2019. His previous increase was on April 1, 2017.
(5)	Ms. Zhao’s base salary was increased on January 1, 2021. Her previous increase was on April 1, 2019.
(6)	Mr. Ott’s base salary was increased on April 1, 2019. His previous increase was on April 1, 2017.
(7)	Mr. Holmes joined the Company on May 17, 2021.

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GRANTS OF PLAN-BASED AWARDS

For the Fiscal Year Ended December 31, 2021

The following table shows for the fiscal year ended December 31, 2021 certain information regarding stock options and restricted stock granted to the Named Executive Officers. Shares were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies.

Name	Grant Dates	Number of Shares (#)	Base Price of Stock Awards ($/share)	Grant Date Fair Value of Stock Awards ($)(1)
Kevin J. Mills	2/1/2021	25,000	$2.58	$64,500
Lynn Zhao	2/1/2021	18,000	$2.58	$46,440
Leonard L. Ott	2/1/2021	18,000	$2.58	$46,440
David A. Holmes	6/1/2021	107,000	$5.92	$443,440

(1)	The value of stock options and restricted stock awards are based on the fair value as of the grant date of such award, determined pursuant to ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R). The grant price for all stock options and restricted stocks granted to the Named Executive Officers is equal to the closing market price for the Company’s Common Stock on the grant date as reported on the Nasdaq Capital Market. Regardless of whatever value is placed on a restricted stock on the grant date, the actual value of the restricted stock to the recipient will depend on the market value of the Company’s Common Stock at such date in the future when the restricted stock vests.

OPTION EXERCISES AND STOCK VESTED

For the Fiscal Year Ended December 31, 2021

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Kevin J. Mills	34,820	$184,461
Leonard L. Ott	60,382	$441,545
Lynn Zhao	10,020	$100,967

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

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OUTSTANDING EQUITY AWARDS

At Fiscal 2021 Year-End

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2021.

,
Name	Option Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date(4)
Kevin J. Mills	6,000	—	1.08	11/9/2022
	15,629	—	1.04	4/1/2023
	20,000	—	0.95	3/3/2024
	5,000	—	1.89	6/2/2024
	20,000	—	2.27	2/23/2025
	25,000	—	2.75	2/22/2026
	16,000	—	4.22	4/3/2027
	15,677	1,823	2.93	5/1/2028
	27,500	12,500	1.90	2/15/2029
	57,575	41,125	2.32	8/30/2029
Leonard L. Ott	12,000	—	4.22	4/3/2027
	12,094	1,406	2.93	5/1/2028
	13,750	6,250	1.90	2/15/2029
	25,346	18,104	2.32	8/30/2029

Lynn Zhao	6,152	—	1.04	4/1/2023
	8,000	—	0.95	3/3/2024
	9,000	—	2.27	2/23/2025
	10,000	—	2.75	2/22/2026
	5,600	—	4.22	4/3/2027
	8,958	1,042	2.93	5/1/2028
	12,375	5,625	1.90	2/15/2029
	8,552	6,108	2.32	8/30/2029

David Holmes	—	100,000	5.92	6/1/2031

(1)	Options were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested at December 31, 2021.
(2)	Grant dates and vesting period information for all grants not fully vested as of December 31, 2021, are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
5/1/2018	5/1/2028	5/1/2018	48
2/15/2019	2/15/2029	3/1/2019	48
8/30/2019	8/30/2029	8/30/2019	48
6/1/2021	6/1/2031	6/1/2022	72

(3)	Exercise prices are set at the closing price of the Company’s Common Stock on the date of grant (fair market value).
(4)	Options expire ten years from the date of grant.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021, about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,378,122	$ 2.81	208,681

(1)	Consists of the 2004 Equity Incentive Plan. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the least of (a) 400,000 shares, (b) four percent of the total outstanding shares of the Company’s common stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 287,355 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2022, in addition to those set forth in the table above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE

Bill Parnell, Chairperson

Dated: April 25, 2022

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee have ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST-EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION FOR EXECUTIVES

On October 1, 2020, the Company extended the expiration of the Employment Agreement (“Agreement”) with Kevin J. Mills, President, and Chief Executive Officer, to September 30, 2025. The Agreements replaced the one dated May 4, 2017. On January 22, 2021, the Company extended the Agreement with Leonard L. Ott, Executive Vice President, and Chief Technical Officer, to September 31, 2024, and Lynn Zhao, Vice President of Finance and Administration, Secretary, and Chief Financial Officer to March 31, 2025. The Agreement replaced the ones dated May 4, 2017, for Mr. Ott and March 1, 2020, for Ms. Zhao. On May 17, 2021, the Company entered the Agreement with David A. Holmes, Chief Business Office. The Agreement will expire on May 17, 2027.

Under the terms of the Agreements, the Executive’s employment is at-will and termination of employment of the Executive may occur at any time. The Agreement defines termination arrangements that apply if the Executive is terminated for Cause as defined in the Agreement, is terminated due to death or disability, voluntarily terminates employment, or is otherwise terminated involuntarily. Should the Executive’s employment be terminated other than for Cause, death, disability or voluntary termination, the Executive is entitled under the Agreement to (i) receive an involuntary termination payment consisting of his regular base salary for a period of two (2) months plus one month for each completed two years of service up to a maximum of five (5) months following termination, (ii) receive one additional month of compensation upon signing a mutual termination agreement; (iii) receive reimbursement for payment of his COBRA health premiums for the lesser of the amount of time of the involuntary termination payment or until he is eligible for the health insurance benefits provided by another employer; (iv) receive the variable compensation amounts to which he would otherwise be entitled as prescribed in the Company’s variable incentive compensation plan, and (v) purchase from the Company at book value certain items that were purchased by the Company for his use. Stock options granted to the Executive shall cease vesting immediately upon the date of termination of employment, and vested stock options will be exercisable after termination for the lesser of one year or the expiration date of the grant. In the event of voluntary termination with at least a 60-day notice by an Executive with more than ten years of consecutive service to the Company, the Executive’s vested stock options will be exercisable after termination for the remaining life of the grants. The Agreements also provide for compensation in the event of a Change of Control as defined in the Agreement consisting of an involuntary termination payment as described above and a payment equal to 1% of the consideration payable in connection with a Change of Control provided that the price offered for the Company’s common stock is equal to or greater than $5.00 per share for Mr. Mills, Mr. Ott and Ms. Zhao or $10.00 per share for Mr. Holmes. The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Employment Agreement, a copy of which was filed in Forms 8-K dated May 4, 2017, October 1, 2020, January 22, 2021 and May 18, 2021.

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Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason(2)	Involuntary Without Cause(2)	Involuntary or For Good Reason After Change-in- Control(2)	Due to Death or Disability(2)
Kevin J. Mills
Base Salary (3)	--	--	$138,750	$138,750	$138,750	$138,750
Variable Incentive (4)	--	--	18,000	18,000	18,000	18,000
Stock Options (5)	--	--	--	--	--	--
Healthcare Benefits (6)	--	--	10,219	10,219	10,219	10,219
Other Perquisites (7)	--	--	--	--	--	--
Leonard L. Ott
Base Salary (3)	--	--	102,000	102,000	102,000	102,000
Variable Incentive (4)	--	--	8,250	8,250	8,250	8,250
Stock Options (5)	--	--	--	--	--	--
Healthcare Benefits (6)	--	--	7,321	7,321	7,321	7,321
Other Perquisites (7)	--	--	--	--	--	--
Lynn Zhao
Base Salary (3)	--	--	100,000	100,000	100,000	100,000
Variable Incentive (4)	--	--	7,200	7,200	7,200	7,200
Stock Options (5)	--	--	--	--	--	--
Healthcare Benefits (6)	--	--	3,578	3,578	3,578	3,578
Other Perquisites (7)	--	--	--	--	--	--
David A. Holmes
Base Salary (3)	--	--	36,667	36,667	36,667	36,667
Variable Incentive (4)	--	--	9,000	9,000	9,000	9,000
Stock Options (5)	--	--	--	--	--	--
Healthcare Benefits (6)	--	--	1,910	1,910	1,910	1,910
Other Perquisites (7)	--	--	--	--	--	--

(1)	Cause is defined in each executive’s employment agreement to include: willful and continuing breach of duties; performing paid services for others without authorization; participation in a business that is competitive; acts of dishonesty, misappropriation, embezzlement, fraud, or insider trading; conviction for a felony; inappropriate conduct including harassment, violation of ethics or laws, or use of controlled substances.
(2)	All reasons for termination except voluntary resignation or termination by the Company for Cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause. The payment amount is based on a six-month payment period which presumes the Executive has signed a mutual release agreement.
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(3)	Except in the case of voluntary resignation or termination for Cause, base salary is continued from the date of termination for two months plus one month for each year of completed service up to a maximum of six months.
(4)	Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal a pro-rata share of the bonus to which the executive would have otherwise been entitled to the quarter of termination. Amounts included in this table assume entitlements equal to 15% of the target variable compensation in effect for 2021.
(5)	Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive’s employment agreement. In the event of a change in control, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date. Executives who voluntarily terminate employment with ten years or more of continuous service may exercise vested shares through the expiration date of each grant.
(6)	Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or securing other employment that includes such benefits.
(7)	There are no perquisites in the compensation packages of any of the executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer, or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the NASDAQ Market, the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and pending legislation. As a result of a review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

Executive Compensation Authority; Compensation Committee

•	The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.
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•	The Compensation Committee reviews and approves compensation programs for all other employees of the Company, upon the recommendation of management. These reviews consider an assessment of whether such programs may promote excessive risk-taking.
•	The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.
•	The charter of the Compensation Committee makes explicit:

o	the Committee’s ability to retain independent consultants and experts as it sees fit, at the Company’s expense;

o	the Compensation Committee’s responsibility to assess the risk associated with compensation programs

Director Independence

•	The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.
•	The Company's independent directors hold formal meetings without the presence of management and are chaired by an independent director.
•	The Audit, Compensation and Nominating Committees consist solely of independent directors. Each Committee is tasked to establish goals, evaluate performance, review the adequacy of its Charter, and recommend changes to the Board of Directors.

Audit Committee

•	All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.
•	Dr. Bass, a member of the Audit Committee, possesses the qualifications of an “audit committee financial expert,” as required by SEC regulations.
•	The Audit Committee’s charter formalizes and makes explicit the following:
o	The Audit Committee's ability to retain independent consultants and experts as it sees fit, at the Company’s expense;
o	The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;
o	The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company’s Chief Financial Officer, Controller, and other Company officers directly, as it considers appropriate;
o	The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;
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o	The Audit Committee's duty to maintain a formal complaint monitoring procedure (a “whistleblower” policy) to enable confidential and anonymous reporting to the Audit Committee;
o	The Audit Committee's authority over the independent auditors' rotation policy; and
o	The Audit Committee’s responsibility to oversee the Company’s risk management policies and practices.

Other Governance Matters

•	The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors, and employees.
•	The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.
•	Each of the Compensation Committee, Audit, and Nominating Committees has a written charter.
•	The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.
•	The Company has a policy that the Board of Directors reviews its own performance on an at least annual basis.
•	The Company prohibits loans to its officers and directors.

Board Leadership

•         The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except for Mr. Mills and Ms. Zhao are independent. In addition, all of the members of our Board’s committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions without members of management present. In addition, the Company has a separate position of Chairman of the Board which is held by Dr. Bass, an independent director, who provides additional oversight to the management of the Company. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time as it allows the recommendations and decisions of the President and Chief Executive Officer, who views such recommendations and decisions from a management perspective, to be reviewed and discussed with the Chairman of the Board, who views such recommendations and decisions from the perspective of an independent director.

Information Security

Our Board recognizes the risks inherent in today's cybersecurity environment. We are committed to proactively researching, implementing, and updating technology security hardware, software, and strategies as the threat landscape around us evolves, ensuring we offer the best protection for our resources and information from unauthorized access. Our governance strategy for information security has been organized as follows:

•	The Audit Committee oversees our information security program; the Audit Committee receives updates from the CTO at least annually.
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•	We use a defense in layers approach to risk identification and mitigation and are supported by third-party monitoring, next-generation hardware, and automated logging analysis. We utilize third parties for penetration testing and log evaluation, which provides 24/7 network monitoring to assist in rapid identification and mitigation of any suspicious network access.
•	We regularly test controls surrounding logical access and change management in our accounting systems.
•	We conduct company-wide IT security training, supported by monthly executed simulated email phishing attacks.
•	We maintain cybersecurity risk insurance covering risks including ransomware, forensic analysis and recovery, and brand protection.

The Company hasn’t experienced data breach in the last three years.

Risk Management

•	The Company has designated its Chief Financial and Administrative Officer as its Risk Management Officer with responsibility for identifying, assessing, monitoring, and reporting risks that could potentially impact the business.

•	The Company summarizes the primary risks associated with the business in its quarterly and annual reports on Forms 10-Q and 10-K, respectively.

•	The Audit Committee has primary responsibility for Board oversight of risk management. The Audit Committee meets as necessary, at least quarterly, and matters involving risk are included in the Audit Committee’s agenda. The Chairman of the Audit Committee who is also Chairman of the Board and the President and Chief Executive Officer conduct a call at least weekly to review Company operations and such discussions include a review of risk matters as appropriate.

Compensation Risk Considerations

The Compensation Committee has responsibility for oversight of risk management associated with compensation matters and risks relating to compensation policies and practices are considered at each meeting of the Committee. The Committee does not believe that the Company’s compensation policies and practices promote risky behavior on the part of its employees as discussed below.

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk-taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based awards focus on the achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a small percentage of total compensation opportunities and results are closely monitored at both management and board levels. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk-taking.

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Compensation provided to employees in the form of long-term equity awards through stock option grants and stock grants is important to help further align employees’ interests with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance.

Policy for Director Recommendations and Nominations

The Nominating Committee considers candidates for Board membership suggested by Board members, management, and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company’s Common Stock who have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee

c/o Corporate Secretary

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

The notice must include:

•	the candidate's name and home and business contact information;
•	detailed biographical data and relevant qualifications;
•	a signed letter from the candidate confirming his or her willingness to serve;
•	information regarding any relationships between the candidate and the Company within the last three years; and
•	evidence of the required ownership of Common Stock by the recommending stockholder(s).

In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described on Page 2 in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

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Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

•	The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.
•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest. The Nominating Committee recognizes that diversity in these areas brings value to the collective impact of the Board on the Company. The Company does not consider or make its recommendations based on race, gender, religion, age, sexual orientation, or other matters the Committee deems not relevant to effective board service.
•	Such other factors as the Nominating Committee may consider appropriate.

The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

•	The highest personal and professional ethics and values.
•	Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.
•	Skills complementary to those of the existing members of the Board of Directors.
•	The ability to assist and support management and make significant contributions to the Company's success.
•	An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

The Nominating Committee believes that the current nominees for director all meet the general criteria for board membership as described in this section. In addition, each nominee brings particular strengths to the Board. For example, all directors have a thorough knowledge and understanding of the Company. Dr. Bass also has extensive experience as a former chief executive officer or senior manager in ten companies over the past 38 years in the fields of networking, semiconductors, and computing platforms. Dr. Bass holds a doctorate degree in electrical engineering. Mr. MacDonald is an experienced senior executive both as a fund management partner and with technology companies. Mr. Parnell has extensive senior management experience in the barcode scanning industry. Mr. Dunlap is a certified public accountant (inactive), holds an MBA in business administration, and has more than 34 years of industry experience and 25 years with the Company, all as Chief Financial Officer. Mr. Lazarev has served in the event registration services and lead management software industry for the past 34 years. Mr. Mills has a strong engineering background and a history of innovative leadership and understanding of the business mobility market. Mr. Mills also has more than 27 years of experience with the Company, the last 20 years as President and Chief Executive Officer. Ms. Zhao has served as the Company’s Controller since January 2013 and was appointed Vice President and Controller in September 2017. Ms. Zhao previously served as general accounting manager from December 2000 through January 2013.

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Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Board of Directors by sending an email to proxymaterials@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

In January 2022, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Questions relating to director independence were included on the annual Directors and Officers Questionnaire completed by each director and executive in March 2022. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Ms. Zhao, the Company’s Vice President of Finance and Chief Financial Officer, are independent of the Company and its management under the corporate governance standards of the Nasdaq Market.

Code of Business Conduct and Ethics

The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers, and directors of the Company, including the Company's senior financial and other executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers, and employees. The Code of Business Conduct and Ethics is available on the Company's website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website. There were no changes to the Code of Business Conduct and Ethics in 2021.

Sustainability

•	We remain committed to minimizing our impact on the environment. Our environmental policies are published on www.socketmobile.com/terms-conditions/environmental-awareness
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•	We are committed to providing each employee with a safe, welcoming, and inclusive work environment and culture that enables them to contribute fully and develop to their highest potential.
•	We are committed to paying a living wage. In 2021, to help ensure that our employees’ salaries and benefits are sufficient to meet their basic needs, we conducted a living wage assessment using a market-rate analysis and made adjustments where we identified discrepancies.
•	We champion employee flexibility. During COVID-19, the way we work changed fundamentally with the majority of our workforce shifting to remote work. Through employee engagement surveys, our employees told us they liked the flexibility to work from home but still wanted opportunities to engage with colleagues in the office. This feedback, and an enhanced IT infrastructure put in place prior to the pandemic to support productivity and collaboration, led to our new hybrid office schedule. We will continue to look for other ways to increase flexibility for employees while retaining our culture of collaboration and meeting the objectives of our business.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021, including discussing the quality of the accounting principles, the reasonableness of significant judgments, including the identification and assessment of risks, and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company’s website at https://www.socketmobile.com/about-us/investor-relations/corporate-governance.

The Audit Committee reviewed the 2021 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence.

The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held one meeting with the auditors regarding their audit of the Company’s annual financial statements for the year ended December 31, 2021. In addition, a meeting among the members of the Audit Committee, the Company’s auditors, and management was held each quarter during fiscal 2021 to review the Company’s quarterly financial reports prior to their issuance.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company’s audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee also approved the appointment of Sadler, Gibb & Associates, LLC as the Company's independent auditors for the years ended December 31, 2012, through 2021 and has recommended approval of the stockholders for the year ending December 31, 2022.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Charlie Bass
Bill Parnell
Dated: April 25, 2022	Brenton Earl MacDonald

OTHER MATTERS

The Company knows of no other matters to be submitted at the 2022 Annual Meeting of Stockholders. If any other matters properly come before the 2022 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or otherwise vote your shares via telephone or internet as available.

Dated: April 25, 2022	THE BOARD OF DIRECTORS

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